EXHIBIT 10.2

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”) is being signed as of the 12th day of June, 2017 (the “Signing Date”) to cover a new employment relationship which will be effective as of the 1st day of August, 2017 (the “Effective Date”) by and between Catherine M. Kilbane (“Employee”) and The Sherwin-Williams Company, an Ohio corporation (“Employer”).

WHEREAS, Employee has worked for Employer in an at-will relationship as its Senior Vice President, General Counsel and Secretary, and the parties now desire to memorialize an updated employment relationship pursuant to this Agreement; and

WHEREAS, Employer desires to employ Employee for the term of this Agreement under the terms and conditions as set forth herein and Employee desires to accept such Employment.

NOW, THEREFORE, in consideration of the terms, conditions, premises and the mutual covenants herein set forth, the parties hereby agree as follows:

1.    POSITION. On the Effective Date, Employer shall employ Employee in the position of “Senior Vice President - Legal Integration”, reporting to Employer’s Chief Executive Officer (the “CEO”), and Employee does hereby accept such employment. On and after the Effective Date, Employer and Employee hereby acknowledge that the position of Senior Vice President - Legal Integration shall not constitute an “officer” or “executive officer” position within the meaning of Rule 16a-1(f) or Rule 3b-7, respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Employer and Employee agree that, effective as of 11:59 pm on the day before the Effective Date, Employee shall hereby resign as General Counsel and Corporate Secretary of Employer and from any and all officer and/or director positions of Employer and any such positions with Employer’s direct or indirect subsidiaries, and Employer hereby accepts such resignations on behalf of itself and its subsidiaries.

Employee shall have such responsibilities mutually and reasonably agreed upon by the parties during the Term and shall utilize her energy, experience and talents in furtherance of those responsibilities, as applicable. From the Signing Date and during the Term, Employee will not engage in any other activities, whether as a consultant, employee, director, officer or otherwise, for any direct or indirect remuneration for a Competitor (as hereafter defined) without the written approval of the CEO; provided, however, that it shall not be a violation of this Agreement, and Employee will not need the approval of the CEO, for Employee to manage her personal investments or to engage in, or serve, such civic, community, charitable, educational, or religious organizations or to serve in any capacity, including as a director, employee, consultant or otherwise, for any company that is not a Competitor (including, but not limited to, her existing service as a Board member and lead independent director of The Andersons Inc. and/or the boards of directors of its subsidiaries). As used in this Agreement, the term “Competitor” refers to any company, including its subsidiaries, listed on Exhibit A attached hereto.

2.    TERM. The term of employment under this Agreement shall commence on the Effective Date, August 1, 2017, and shall terminate on November 30, 2018, subject to earlier termination only pursuant to Section 12 (the “Term”).

3.    BASE COMPENSATION. During the Term, subject to Section 12, Employee shall receive as compensation for her services, a base salary, payable in equal installments in accordance with Employer payroll procedures, in an aggregate amount of Seven Hundred Forty-Eight Thousand Five Hundred Fifty Seven and 00/100 ($748,557.00) for the entire Term.

4.    BENEFITS.

(a)    Subject to Section 12 and except as set forth in Section 4(b) hereof, during the Term, Employee shall be eligible to participate in any employee benefits program (including welfare and/or retirement benefits) in which Employee currently participates as of the Effective Date that is offered to similarly situated full-time salaried employees of Employer pursuant to the same terms and conditions offered to such other employees, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws and regulations, provided however, that, except as otherwise provided herein, Employee’s position shall not be considered a Sherwin-Williams’ Section 162(m) or Management Incentive Plan (SWMIP) position, but shall be considered a “Participating Position” solely for purposes of any of Employee’s outstanding equity incentive awards under the 2006 Equity and Performance Incentive Plan, as amended and restated (the “Equity Plan”).

(b)    Notwithstanding the foregoing, as of the Effective Date, Employee hereby expressly waives: (i) participation in Employer’s short-term and long-term disability plans; (ii) any rights to receive stock option and/or restricted stock unit grants or other types of equity grants at the October 2017, February 2018, and/or October 2018 Board or Board committee meetings (or such other meetings at which such awards or other equity awards are made); and (iii) the continued right to participate as an active participant in Employer’s Deferred Compensation Savings and Pension Equalization Plan on and after the Effective Date (but retains all rights under such plan with respect to benefits earned prior to the Effective Date). The parties acknowledge that they have exchanged a Transaction Compensation Statement which sets forth an illustrative example of the cash and equity compensation to be provided by Employer to Employee, subject to the overriding terms and conditions of this Agreement and the other plans and agreements to which such compensation is subject.

(c)    If Employee remains employed with Employer through the 2017 calendar year, Employee shall be eligible for her 2017 incentive bonus at such time as such bonuses are awarded and paid in early 2018, with the actual amount of entitlement to be determined based upon actual results. Such bonus shall be determined as if Employee had remained in her prior Section 162(m) or SWMIP, as applicable, position for the entire 2017 calendar year. In addition, unless Employee’s employment is terminated during the Term as provided in Section 12 hereof, subject to the timely execution and non-revocation of the Release pursuant to Section 4(e), Employer shall pay Employee an incentive bonus for 2018 as soon as practicable following the expiration of the Term in an amount equal to Three Hundred Twenty-Seven Thousand Four Hundred Ninety-Four and 00/100 ($327,494) (the “2018 Bonus”).

(d)    While Employee remains employed with the Employer, all outstanding unvested stock options and outstanding unvested restricted stock units held by Employee shall continue to vest throughout the Term.

(e)    Employee agrees to execute, deliver and not revoke, within 60 days following Employee’s termination of employment under Section 12(a) or (b) hereof during the Term, or following her cessation of employment at the end of the Term, a General Release in the form attached hereto as Exhibit B (the “Release”) and Employer agrees to execute and deliver the Release promptly thereafter. To the extent that (i) such termination of employment occurs within 60 days of the end of any calendar year, and (ii) any of the benefits that are payable on or after Employee’s termination of employment constitute “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Employee's termination of employment shall not be made prior to the first day of the following calendar year, after which any remaining benefits shall thereafter be provided to Employee according to the applicable terms.

5.    VACATION PAY. Employer shall pay Employee her 2017 earned but unused vacation, if any, in a lump sum as soon as practicable following the end of the 2017 calendar year.

6.    CONFIDENTIAL INFORMATION.

(a)    Except as otherwise provided herein or Section 20 hereof, from the Signing Date, during the Term and thereafter, Employee agrees that, in addition to any other limitations to which she is already subject, regardless of the circumstances of the termination of employment with Employer, she will not communicate to any person, firm, or corporation any non-public, confidential knowledge, information or data including, without limitation, such information relating to acquisitions, divestitures, mergers, restructurings, business information, strategic plans, customer lists, prices, trade secrets or advertising, in any such case, which she has or might from time to time acquire as a result of her employment with Employer with respect to the business of the Employer and/or any of its affiliates or subsidiaries (“Confidential Information”), unless and to the extent that such information becomes generally known to the general public other than as a result of Employee’s acts or omissions (in which case, such information shall no longer be “Confidential Information”). Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of Confidential Information if (i) it is required by law or regulation or by a court of competent jurisdiction or other applicable legal or administrative process or (ii) it is in connection with any Legal Action (as defined in Section 8 hereof) requiring Employee’s testimony, deposition, certifications or similar involvement, including without limitation, any such Legal Action in which Employee’s legal rights and obligations as an employee, officer or director of Employer or its subsidiaries or affiliates, under this Agreement are at issue; provided, however, that Employee shall, to the extent reasonably practicable and lawful in any such event, give prior notice to the Employer of Employee’s intent to disclose Confidential Information so as to allow the Employer an opportunity to obtain such protective orders or similar relief with respect thereto as may reasonably be deemed appropriate by Employer.

(b)    All Confidential Information, Employer’s and its affiliates’ and subsidiaries’ intellectual property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to Employer and its subsidiaries and affiliates, whether prepared by Employee or otherwise coming into her possession or control in the course of the performance of her services under this Agreement, shall be the exclusive property of Employer and those assets in physical form known to Employee shall be delivered to Employer, and not retained by Employee (including, without limitation, any copies thereof), promptly upon request by Employer and, in any event, promptly upon termination of the Term.

(c)    Employee acknowledges and agrees that she has no expectation of privacy with respect to Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Employee’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

7.    MUTUAL NONDISPARAGEMENT. From the Signing Date, during the Term and thereafter, Employee shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize Employer and/or its subsidiaries and affiliates or their respective employees, officers, directors, products or services. Employer shall instruct its directors and officers (who are “officers” of the Employer as defined in Rule 16a-1(f) of the Exchange Act and determined to be such “officers” by the Board, (the “Section 16 Officers”)) not to, directly or indirectly, from the Signing Date, during the Term and thereafter, take any action, or encourage others to take any action, to disparage or criticize Employee; and Employer shall be fully responsible for any violation or breach thereof by any such director or officer. Nothing contained in this Section 7 shall preclude Employee or Employer (or its directors or Section 16 Officers) from enforcing their respective rights under this Agreement or truthfully testifying in any Legal Action or a governmental inquiry, or from exercising protected rights to the extent such rights cannot be waived by this Agreement.

8.    LITIGATION ASSISTANCE; INDEMNITY; REIMBURSEMENT.

(a)    To the extent that Employer, in its reasonable judgment, determines that Employee possesses information relevant to any action, suit or proceeding, whether civil, criminal, administrative or investigative, or any litigation, potential litigation, investigations by government agencies, potential investigations by government agencies or internal investigations conducted by Employer (collectively, “Legal Actions”) or, contract negotiations or matters arising therefrom, or otherwise, which relates to activities that occurred during her employment with Employer, whether pursuant to this Agreement or otherwise, or thereafter and about which she has or may have knowledge (a “Proceeding”), Employee agrees to make herself reasonably available at Employer’s request to provide information and assistance, including, but not limited to, interviews, deposition testimony, pretrial preparation and trial testimony, to respond to requests for information from

Employer’s counsel, government authorities and otherwise; provided that Employer shall make reasonable efforts to minimize disruption of Employee’s other activities, and provided further that Employer shall reimburse Employee for reasonable expenses incurred in connection with such cooperation. If such assistance is requested after the Term, Employer shall also compensate Employee at an hourly rate based on Employee’s 2017 base salary compensation level. In connection therewith and regardless of whether Employer has counsel, as a condition to her participation therein, Employee shall have the right to be represented in any such Proceeding by counsel of her choosing and at Employer’s reasonable cost and expense and subject to Employer’s receipt of such appropriate documentation thereof as Employer may reasonably require (which shall not include any information reasonably considered to be confidential or privileged by Employee or her counsel). Nothing in this Agreement is to be construed as prohibiting Employee from providing any truthful information or testimony in any Legal Action, or to a state or federal agency or a court, when requested or required to do so by such agency or court.

(b)    Employee will be entitled to indemnification to the maximum extent provided by Employer’s Articles of Incorporation, Code of Regulations, any directors’ and officers’ insurance policies maintained by Employer, or under any other relevant existing contract or agreement applicable to Employee.

(c) Employer shall reimburse Employee for all reasonable attorneys’ and advisors’ fees and expenses, incurred in connection with the negotiation, documentation and execution of this Agreement (and related review of disclosure relating to the same; provided that any such payment shall be subject to Employer’s receipt of appropriate documentation thereof as Employer may reasonably require (which shall not include any information reasonably considered to be confidential or privileged by Employee or her counsel), and, if such documentation is timely received, such payments shall be made in accordance with the Employer’s timing processes for paying attorney’s fees, but in no event later than March 15 of the calendar year immediately following the date such costs and expenses were incurred.

9.    SUCCESSORS AND BINDING AGREEMENT.

(a)    Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Employer, to assume and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform if such succession had not taken place. This Agreement will be binding upon and inure to the benefit of Employer and any such successor to Employer, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Employer” for the purposes of this Agreement). Notwithstanding the foregoing, to the extent the obligations of the Employer are transferred to a successor that is owned or controlled by the Employer as part of an internal reorganization or restructuring, Employer hereby agrees to guarantee such successor’s obligations to Employee if and to the extent owed under the terms of this Agreement.

(b)    This Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)     This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b).

10.    ENTIRETY. This Agreement, together with attachments hereto and agreements referenced herein, embodies the entire understanding and agreement between the parties relative to the subject matter hereof.

11.    CONTROLLING LAW; VENUE; JURISDICTION.

(a)    The interpretation and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Ohio. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Ohio.

(b)    Each party to this Agreement hereby consents to the exclusive jurisdiction of the courts of the County of Cuyahoga and the United States District Court for the Northern District of Ohio, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any obligation hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections such party may have as to venue in any such courts.

12.    TERMINATION. Employee’s employment hereunder may only be terminated prior to the end of the Term only pursuant to subsections (a), (b) or (c) below:

(a)    Employer hereby specifically reserves the right to terminate Employee’s employment prior to the conclusion of the Term and the compensation and benefits due in the future under Sections 3, 4 and 5 immediately in the event Employee’s actions from the Signing Date through the end of the Term hereof have an “Adverse Effect” on the business or operations of the Employer. As used herein, the phrase “Adverse Effect” shall mean (i)(A) any theft in office from the Employer or its affiliates by Employee and/or (B) any felony conviction of Employee, that in either such instance, causes either material injury to the reputation of, or material financial harm to, Employer and/or its affiliates, or (ii) any material breach of Sections 1, 4(e), 8(a),13(a), or 17 of this Agreement by Employee. Notwithstanding the foregoing, in order for Employee’s employment to be terminated by Employer due to “Adverse Effect,” the Employee must fail to correct the event, to the extent it may be corrected, within 20 days following written notice by Employer to Employee of the event constituting “Adverse Effect”, which notice shall include a specific description of the Adverse Effect.

(b)    Employee may terminate her employment and the compensation and benefits due in the future under Sections 3, 4 and 5 prior to the conclusion of the Term at any time upon reasonable written notice to the Employer.

(c)    Employee’s employment may be terminated prior to the end of the Term due to death or becoming “disabled,” as defined in the form of restricted stock unit agreement under the Employer’s equity plan filed as Exhibit 10(aa) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In either such event, Employer shall continue to pay Employee (or Employee’s estate) the base compensation set forth in Section 3 hereof that would have been paid to Employee throughout the remainder of the Term had she continued to perform services to Employer, the 2018 Bonus, at the time such 2018 Bonus otherwise would be payable to Employee hereunder, and make such other payments and benefits as provided by the terms and conditions of other applicable plans and agreements for which compensation described in Sections 4 and 5 is subject.

(d)    Notwithstanding anything in this Agreement to the contrary, upon termination of this Agreement in accordance with Section 12 (a), (b) or (c), Employee shall not be entitled to any severance pay or similar benefit or payment to which Employee may otherwise be entitled, if any, or to any pro-rata vacation pay to which Employee may otherwise be entitled, if any. Upon termination of this Agreement during the Term in accordance with Sections 12(a) or (b), Employer’s obligations under Sections 3, 4 and 5 shall immediately cease except as otherwise provided by the terms of the Employer’s plans and arrangements to which such compensation may be subject.

(e)    Upon expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive said expiration or termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(f)    In the event that, contrary to the provisions of this Agreement, Employer terminates Employee during the Term for a reason other than an “Adverse Effect”, Employee or Employee’s estate shall be entitled to all remedies provided by law or equity for Employer’s breach of this contract, and, without limitation, shall be entitled to bring an action to recover the full value of compensation, equity and benefits payable under Sections 3, 4 and 5 and any plans or program referred to therein pursuant to the terms thereof as if she had remained employed with Employer for the Term.

13.    MUTUAL RELEASE.

(a)    IN CONSIDERATION OF THE COMPENSATION AND OTHER BENEFITS PROVIDED HEREUNDER, AND EFFECTIVE AS OF THE EFFECTIVE DATE, EMPLOYEE, ON BEHALF OF HERSELF, HER HEIRS, AGENTS, SUCCESSORS, ASSIGNS AND REPRESENTATIVES, HEREBY WAIVES, RELEASES AND DISCHARGES EMPLOYER AND ITS CURRENT OR FORMER SUBSIDIARIES, THEIR DIRECTORS, OFFICERS, EMPLOYEES, TRUSTEES, PLAN ADMINISTRATORS, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS WITH RESPECT TO ANY AND ALL CAUSES OF ACTION, CLAIMS, LIABILITIES AND DEMANDS OF ANY NATURE, WHETHER KNOWN OR UNKNOWN, RESULTING FROM OR BASED UPON, DIRECTLY OR INDIRECTLY, EMPLOYEE’S EMPLOYMENT

RELATIONSHIP WITH THE ABOVE DESCRIBED PARTIES INCLUDING, BUT NOT LIMITED TO, ANY ACTIONS, CLAIMS, LIABILITIES OR DEMANDS CONCERNING, BASED UPON OR ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE CIVIL RIGHTS ACT OF 1991, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE EQUAL PAY ACT, THE GENETIC INFORMATION NON-DISCRIMINATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, SECTION 1981 OF U.S.C, TITLE VII OF THE CIVIL RIGHTS ACT, OHIO FAIR EMPLOYMENT PRACTICES LAW/CIVIL RIGHTS ACT, OHIO EQUAL PAY ACT, OHIO WHISTLEBLOWER LAW, OHIO PREGNANCY DISCRIMINATION/MATERNITY LEAVE ACT, OHIO WAGE PAYMENT ANTI-RETALIATION LAW, OHIO MINIMUM WAGE/FAIR STANDARDS LAW, OHIO MISCELLANEOUS LABOR PROVISIONS, OHIO WORKERS’ COMPENSATION ANTI-RETALIATION STATUTE, OHIO CONSTITUTION ART. II, §34 & 34A, AS WELL AS ANY CLAIMS FOR ALLEGED WRONGFUL DISCHARGE, DISCRIMINATION OR HARASSMENT, BREACH OF AN EXPRESS OR IMPLIED CONTRACT, BREACH OF THE IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING, DEFAMATION, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, PROMISSORY ESTOPPEL, WHISTLEBLOWER RETALIATION, OTHER PERSONAL INJURY, FRAUD OR MISREPRESENTATION, INVASION OF PRIVACY, NEGLIGENCE, RETALIATION, VIOLATION OF PUBLIC POLICY OR ANY OTHER CLAIMS UNDER ANY FEDERAL, STATE OR LOCAL COMMON LAW, STATUTORY, OR REGULATORY PROVISION, NOW OR HEREAFTER RECOGNIZED, AND ANY CLAIMS FOR ATTORNEYS’ FEES AND COSTS.  EMPLOYEE IS NOT WAIVING ANY CLAIMS UNDER THIS AGREEMENT, CLAIMS FOR UNEMPLOYMENT OR WORKERS’ COMPENSATION BENEFITS, ANY RIGHTS TO BENEFITS UNDER ANY EMPLOYEE BENEFIT PLANS, AGREEMENTS, OR OTHER PROGRAMS TO WHICH SHE IS OTHERWISE ENTITLED, INCLUDING, WITHOUT LIMITATION, ANY BENEFITS UNDER THE EMPLOYER’S 401(K), MEDICAL OR OTHER WELFARE PLANS (EXCEPT FOR ANY RIGHTS TO SEVERANCE AND ANY RIGHTS EXPRESSLY WAIVED UNDER SECTION 4(b) HEREOF), CLAIMS ARISING AFTER THE DATE ON WHICH EMPLOYEE SIGNS THIS AGREEMENT, OR CLAIMS THAT ARE NOT OTHERWISE WAIVABLE UNDER APPLICABLE LAW OR REGULATION. NOTWITHSTANDING THE FOREGOING, THIS RELEASE SHALL BE NULL AND VOID IF EMPLOYER FAILS TO TIMELY MAKE ANY MATERIAL PAYMENT OR PROVIDE ANY MATERIAL BENEFIT TO EMPLOYEE CALLED FOR UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT, IN ORDER FOR THIS RELEASE TO BE CONSIDERED NULL AND VOID DUE TO ANY SUCH FAILURE, EMPLOYER MUST FAIL TO MAKE THE MATERIAL PAYMENT OR PROVIDE THE MATERIAL BENEFIT, AS APPLICABLE, WITHIN 20 DAYS FOLLOWING WRITTEN NOTICE BY EMPLOYEE TO EMPLOYER OF EMPLOYER’S FAILURE TO MAKE SUCH PAYMENT OR PROVIDE SUCH BENEFIT.

(b)    EXCEPT FOR CLAIMS THAT ARE NOT OTHERWISE WAIVABLE UNDER APPLICABLE LAW OR REGULATION, AND EFFECTIVE AS OF THE EFFECTIVE DATE, EMPLOYER, ON BEHALF OF ITSELF AND ITS CURRENT AND FORMER SUBSIDIARIES, HEREBY WAIVES, RELEASES AND DISCHARGES EMPLOYEE AND HER SUCCESSORS AND ASSIGNS AND HEIRS AND BENEFICIARIES (“EMPLOYEE RELEASEES”) WITH

RESPECT TO ANY AND ALL CAUSES OF ACTION, CLAIMS, LIABILITIES AND DEMANDS OF ANY NATURE, WHETHER KNOWN OR UNKNOWN (EXCEPT AS EXCLUDED BELOW), RESULTING FROM OR BASED UPON, DIRECTLY OR INDIRECTLY, EMPLOYEE’S EMPLOYMENT RELATIONSHIP OR HER ROLE AS A DIRECTOR, OFFICER, MANAGER OR OTHERWISE WITH RESPECT TO THE EMPLOYER OR ANY OF ITS CURRENT OR FORMER SUBSIDIARIES OR AFFILIATES; PROVIDED, HOWEVER, THAT THIS RELEASE SHALL NOT INCLUDE ANY CLAIMS OR CAUSES OF ACTION BASED UPON OR ATTRIBUTABLE TO EMPLOYEE’S COMMISSION OF ANY FRAUDULENT ACT, NOT KNOWN TO EMPLOYER AS OF THE DATE IT EXECUTED THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE RELEASE CONTAINED IN THIS SECTION 13(B) SHALL BE NULL AND VOID IF EMPLOYEE BREACHES ANY MATERIAL PROVISION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, IN ORDER FOR THIS RELEASE TO BE CONSIDERED NULL AND VOID DUE TO ANY SUCH BREACH, THE EMPLOYEE MUST FAIL TO CORRECT THE BREACH, TO THE EXTENT IT MAY BE CORRECTED, WITHIN 20 DAYS FOLLOWING WRITTEN NOTICE BY EMPLOYER TO EMPLOYEE OF THE EVENT CONSTITUTING EMPLOYEE’S BREACH.

14.    RIGHT TO ATTORNEY; OPPORTUNITY TO REVIEW. EMPLOYEE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EMPLOYEE’s RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT B, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EMPLOYEE, AND THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN. In particular, Employee represents and agrees that: (i) she has had a period of not less than 21 days within which to review and consider this Agreement and has used as much of this 21 day period as she desired prior to executing the same; and (ii) she is voluntarily entering into this Agreement.

15.    ENFORCEABILITY. This Agreement may be revoked by Employee during the seven (7) day period immediately following the date she executes this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

16.    MUTUAL NONDISCLOSURE. Employee and Employer agree that all events in connection with, and leading to, the execution of this Agreement, as well as the terms and provisions of this Agreement, are to remain confidential and shall not be discussed or disclosed to anyone other than applicable advisors and representatives of each party (including Employee’s spouse) or as otherwise required by law or regulation, including U.S. federal securities laws and/or rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), or provided herein. Employee and Employer have agreed on the form of the Current Report on Form 8-K disclosure and the internal statement regarding Employee’s transition of employment and this Agreement, and both parties agree that any other discussion or public statements will be consistent with those two documents. Any further disclosure of this Agreement that is required by applicable law or regulation, including any disclosures that Employer may be required to make under applicable securities laws or stock exchange rules and regulations shall be subject to prior review and comment by the other party hereto; provided that any disclosures by Employee in connection with the preparation and filing of her tax returns shall not be subject to prior review or approval of Employer.

17.     INSIDER TRADING POLICY. Employee hereby acknowledges her obligations and responsibilities under the Employer’s Insider Trading Policy and agrees to abide by such policy to the extent applicable to her during the Term and thereafter.

18.    WITHHOLDING TAXES. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law or regulation.

19.    SECTION 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A, and Employer shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A (but not to eliminate or reduce the benefits payable).  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Employer in a manner consistent with such intent, as determined in the discretion of Employer.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the treasury regulations. This section shall not be construed, however, to eliminate or reduce any benefits otherwise payable under this Agreement.

(c)    Any provision of this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service, Employer determines that Employee is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by Employer under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that Employer is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Employee’s right to have Employer pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Employer’s obligations to make such reimbursements apply later than Employee’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the commencement date).

(e)    For purposes of Code Section 409A, Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f)    Employer makes no representation or warranty and shall have no liability to Employee if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A in form; provided, however, that Employer shall indemnify and fully gross-up and reimburse Employee (including for purposes of this subsection, any heirs or beneficiaries) for the amount and acceleration of any taxes, penalties, or interest to which Employee  may become subject pursuant to Code Section 409A with respect to any benefits, compensation or other amounts paid or payable under this Agreement, including this paragraph, or under any other arrangements referenced hereunder, that result from the failure of Employer to comply with Code Section 409A in operation (e.g., due to the failure of Employer to timely make payments that are otherwise required pursuant to the terms of this Agreement or such arrangements).  Employer shall provide such indemnification and gross-up as soon as practicable after the time Employee becomes subject to such taxes, penalties, or interest (and, in any event, no later than March 15 of the calendar year which follows the calendar year in which Employee becomes subject thereto).

20.    REPORTS TO GOVERNMENT ENTITIES. Nothing in this Agreement, including the release clauses, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the SEC, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Employee is waiving her right to receive any individual monetary relief from Employer or any others covered by the release of claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief from the Employer or any others covered by the release of claims, Employer will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of Employer to engage in conduct protected by this paragraph, and Employee does not need to notify Employer that Employee has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

21.    REMOVAL OF EMPLOYEE AS SIGNATORY. On or before the Effective Date, Employer agrees to take all appropriate measures to remove Employee as a signatory on all foreign bank accounts. On or before December 31, 2018, or as soon as practicable prior to such date, Employer agrees to deliver to Employee Form FinCEN 114 (formerly 90.22 FBAR) with regard to calendar year 2017.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement (in the case of Employer, by its duly authorized officer) as of the dates indicated below.

THE SHERWIN-WILLIAMS COMPANY		EMPLOYEE

BY:	/s/ Thomas P. Gilligan	/s/ Catherine M. Kilbane
	Thomas P. Gilligan	Catherine M. Kilbane

Title: Senior Vice President - Human Resources

DATE: June 12, 2017		DATE: June 12, 2017

EXHIBIT A
PPG Industries, Inc., RPM International Inc., Akzo Nobel N.V., Benjamin Moore & Co., The Home Depot, Inc., Lowes Companies, Inc., Menard, Inc., The Jotun Group, Hempel A/S, Tnemec Company Inc., Dunn-Edwards Corporation, Masco Corporation, BASF SE, or Axalta Coating Systems LLC.

EXHIBIT B
GENERAL RELEASE

This General Release (this “Release”) is made as of this ___ day of ____________, 2018, by and between The Sherwin-Williams Company, an Ohio corporation (“Employer”), and Catherine M. Kilbane (“Employee”).
WHEREAS, Employee’s employment with Employer has terminated as of ___________ __, 2018;
WHEREAS, pursuant to the Retention Agreement between Employee and Employer effective August 1, 2017 (the “Retention Agreement”), Employer has agreed to make certain payments to Employee and to provide her with certain benefits, subject to the execution of the Retention Agreement and this Release;
WHEREAS, Employee and Employer enter into this Release intending to waive, settle and release all liability for and recovery from (i) claims Employee has ever had, now has, or might have against Employer and certain other parties, and (ii) claims Employer has ever had, now has, or might have against Employee and certain other parties, in each case, as set forth in this Release as of the effective date of this Release; and
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.Consideration. Employee acknowledges that: (i) the payments and benefits set forth in the Retention Agreement constitute full settlement of all her rights under the Retention Agreement, (ii) she has no entitlement to any other separation pay or separation benefits from Employer and its subsidiaries and affiliates, and (iii) except as otherwise provided in this Release or referenced in the Retention Agreement or the other compensation, compensatory plans or benefits to which she is entitled, Employer and its affiliates and subsidiaries do not and will not have any other liability or obligation to her. Notwithstanding the foregoing, this release shall be null and void if Employer fails to timely make any material payment or provide any material benefit to Employee called for under this agreement; provided, however, that, in order for this release to be considered null and void due to any such failure, Employer must fail to make the material payment or provide the material benefit, as applicable, within 20 days following written notice by Employee to Employer of Employer’s failure to make such payment or provide such benefit.
2.Claims.
(a)    Employee, for and in consideration of the commitments of Employer as set forth in Section 4 of the Retention Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Employer, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, employees, trustees, plan administrators, agents, representatives, successors and assigns, with respect to any and all causes of action, claims, liabilities and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, of any nature, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims resulting from or based upon or arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, Section 1981 of the U.S.C., Title VII of the Civil Rights Act, Ohio Fair Employment Practices Law/Civil Rights Act, Ohio Equal Pay Act, Ohio Whistleblower Law, Ohio Pregnancy Discrimination/Maternity Leave Act, Ohio Wage Payment Anti-Retaliation Law, Ohio Minimum Wage/Fair Standards Law, Ohio Miscellaneous Labor Provisions, Ohio Workers’ Compensation Anti- Retaliation Law, Ohio Minimum Wage/Fair Standards Law, Ohio Miscellaneous Labor Provisions, Ohio Workers’ Compensation Anti-Retaliation Statute, Ohio Constitution Art. II, §34 & 34a, as well as any claims for alleged wrongful discharge, discrimination or harassment, breach of an express or implied contract, breach of the implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, invasion of privacy, negligence, retaliation, violation of public policy and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. Employee is not waiving any claims under the Retention Agreement, claims for unemployment or workers’ compensation benefits, claims or rights to benefits under any employee benefit plans, agreements or other programs to which she is otherwise entitled, including without limitation any benefits under the Employer’s 401(k), medical or other welfare plans (except for any rights to severance and any rights expressly waived under Section 4(b) of the Retention Agreement), claims arising after the date on which Employee signs this Release, or claims that are not otherwise waivable under applicable law or regulation.
(b)    Except for claims that are not otherwise waivable under applicable law or regulation, Employer, on behalf of itself and its current and former subsidiaries, hereby waives, releases and discharges Employee and her successors and assigns and heirs and beneficiaries (“Employee Releasees”) with respect to any and all causes of action, claims, liabilities and demands of any nature, whether known or unknown (except as excluded below), resulting from or based upon, directly or indirectly, Employee’s employment relationship or her role as a director, officer, manager or otherwise with respect to the Employer or any of its current or former subsidiaries or affiliates; provided, however, that this Release shall not include any claims or causes of action based upon or attributable to Employee’s commission of any fraudulent act, not known to Employer as of the date it executed this Release. Notwithstanding the foregoing, the release contained in this Section 2(b) shall be null and void if Employee breaches any material provision of the Retention Agreement; provided, however, that in order for this release to be considered null and void due to any such breach, the Employee must fail to correct the breach, to the extent it may be corrected, within 20 days following written notice by Employer to Employee of the event constituting Employee’s breach.
(c)    To the fullest extent permitted by law, and subject to the provisions of Section 4 of the Retention Agreement, Employee represents and affirms that Employee has not filed or caused to be filed on Employee’s behalf any charge, complaint or claim for relief against Employer or any Employer Releasee and, to the best of Employee’s knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against Employer or any Employer Releasee on Employee’s behalf. Nothing herein shall prevent Employee from testifying in any cause of action when required to do so by process of law. Employee shall promptly inform Employer if called upon to testify on matters relating to Employer so as to allow the Employer an opportunity to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate by Employer.
(d)    To the fullest extent permitted by law, Employer represents and affirms that Employer has not filed or caused to be filed on Employer's behalf any charge, complaint or claim for relief against Employee or any Employee Releasee and, to the best of Employer's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against Employee or any Employee Releasee on Employer's behalf. Nothing herein shall prevent Employer from testifying in any cause of action when required to do so by process of law. Employer shall promptly inform Employee if called upon to testify on matters relating to Employee.
(e)    Employee does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against Employer or Employer Releasees.
(f)    Employee does not waive the right to challenge the validity of this Release as a release of claims arising under the federal Age Discrimination in Employment Act.
(g)    Employee does not waive rights or claims that may arise after the date this Release is executed.
3.Rescission Right. Employee expressly acknowledges and recites that (i) she has read the terms of this Release, and that she understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE Employer and the Employer Releasees from any legal action arising out of Employee’s employment relationship with Employer and the termination of that employment relationship as and to the extent specified therein; (ii) she has signed this Release voluntarily and knowingly in exchange for the consideration described in the Retention Agreement, which Employee acknowledges is adequate and satisfactory to her and which she acknowledges provides benefits in addition to any other benefits to which Employee is otherwise entitled; (iii) Employer advises Employee (in writing) to consult with an attorney before signing this Release; (iv) she does not waive rights or claims that may arise after the date this Release is executed; (v) Employer has provided her with a period of twenty-one (21) days within which to consider this Release, and that Employee has signed on the date indicated below after concluding that this Release is satisfactory to her; and (vi) this Release may be revoked by her within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Employee, this Release and the Retention Agreement will be deemed null and void and Employer will have no obligations hereunder.

4.No Admission of Liability. Employee agrees and acknowledges that the agreement by Employer described in this Release and in the Retention Agreement, and the settlement and termination of any asserted or unasserted claims against the Employer Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Employer Releasees to Employee.
5.Reports to Government Entities. Nothing in the Retention Agreement or this Release, including the release clauses, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Employee is waiving her right to receive any individual monetary relief from Employer or any others covered by the release of claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief from Employer or any others covered by the release of claims, Employer will be entitled to an offset for the payments made pursuant to the Retention Agreement and this Release. The Retention Agreement and this Release do not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of Employer to engage in conduct protected by this paragraph, and Employee does not need to notify Employer that Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Release (in the case of Employer, by its duly authorized officer) this ______ day of __________, 2018.

Witness:
Catherine M. Kilbane

THE SHERWIN-WILLIAMS COMPANY

By:		Witness:
Name:
Title:

18